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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

    Sonus Networks, Inc. has the following wholly owned subsidiaries:

    Sonus Networks Limited, a United Kingdom corporation

    Sonus Networks Pte Ltd, a Singapore corporation

    telecom technologies, inc., a Texas corporation